EX – 99.h.1.viii

DIMENSIONAL INVESTMENT GROUP INC.

TRANSFER AGENCY AGREEMENT
ADDENDUM NUMBER EIGHT

THIS ADDENDUM is made as of the      day of                 , 2003, by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the “DFA U.S. Large Cap Portfolio Inc.,” a Maryland corporation (the “Fund”), and PFPC INC., formerly known as “Provident Financial Processing Corporation” (the “Transfer Agent” or “PFPC”).

WITNESSETH:

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its securities are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund has retained PFPC to serve as the Fund’s transfer agent, registrar and dividend disbursing agent, pursuant to a Transfer Agency Agreement dated July 12, 1991, as amended, (the “Agreement”) which, as of the date hereof, is in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that PFPC shall provide such services to any class of shares created by the Fund after the date of the Agreement upon mutual agreement of the Fund and Transfer Agent; and

WHEREAS, PFPC presently provides such services to the existing series of the Fund and has agreed to provide such services to two (2) new series of the Fund, designated as DFA International Small Company Portfolio V and DFA Emerging Markets Portfolio V, which are listed on Schedule B attached hereto; and

WHEREAS, Paragraph 23 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. The Agreement is amended to provide that those portfolios set forth on “Schedule B, Portfolios of Dimensional Investment Group Inc., Amended and Restated March 30, 2003,” which is attached hereto, shall be “Shares” under the Agreement.

2. The fee schedules of the Transfer Agent applicable to the Shares shall be as agreed to in writing, from time to time, by the Fund and the Transfer Agent.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. The effective date of this Addendum shall be March 30, 2003.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Eight to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:
Catherine L. Newell Vice President and Secretary

PFPC INC.

By:
Joseph Gramlich Executive Vice President

Amended and Restated
March 30, 2003

SCHEDULE B

PORTFOLIOS OF
DIMENSIONAL INVESTMENT GROUP INC.

The DFA U.S. Small Cap Institutional Portfolio
U.S. Large Cap Value Portfolio II
U.S. Small Cap Value Portfolio II
The DFA International Value Portfolio
DFA International Value Portfolio II
DFA International Value Portfolio III
U.S. Large Cap Value Portfolio III
AAM/DFA U.S. High Book to Market Portfolio
AAM/DFA Two-Year Fixed Income Portfolio
AAM/DFA Two-Year Government Portfolio
Emerging Markets Portfolio II
DFA International Value Portfolio IV
Tax-Managed U.S. Marketwide Value Portfolio II
U.S. Large Company Institutional Index Portfolio
U.S. Small Cap Portfolio K
U.S. Large Cap Value Portfolio K
U.S. Small XM Value Portfolio K
U.S. Large Company Portfolio K
DFA International Value Portfolio K
Emerging Markets Portfolio K
DFA One-Year Fixed Income Portfolio K
DFA Two-Year Global Fixed Income Portfolio K
DFA International Small Company Portfolio V
DFA Emerging Markets Portfolio V

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